Park City Group and Nexxus Group Announce Strategic Partnership to Leverage Shared Resources and Offer Expanded Comprehensive Retail Solutions

PARK CITY, UT and DANVERS, MA - December 12, 2011 - Park City Group, Inc. (NYSE Amex: PCYG), a Software-as-a -Service provider of unique supply chain solutions for retailers and their suppliers, and The Nexxus Marketing Group, LLC, a full service Scan Based Trading (SBT) solutions provider, today announced a partnership that will utilize and leverage their complementary strengths, technology and expertise.  The partnership will create more robust product and service offerings for retailers and suppliers nationwide.  Combining Park City’s award winning reporting and analytics with Nexxus Group’s industry leading SBT newspaper program; the companies will offer technology and support services unmatched in the industry.

As the recognized leaders in Scan Based Trading and Supply Chain Management, the companies will utilize Park City Group’s proprietary business intelligence tools and Nexxus Group’s world class customer service and billing services to better serve new clients while expanding and improving established relationships.  Piggybacking on each other’s core strengths, this partnership represents an opportunity for both companies to provide the most comprehensive supply chain solutions for retailers and suppliers in the market today.

“We are thrilled to partner with a company that shares our commitment to integrity,” said Randall K. Fields, Chairman and CEO of Park City Group.  “The reputation of Nexxus Group, their dedication to unparalleled service and their experience working with the world’s largest retailers makes them a perfect partner with which to expand services to our clients.”

“Park City Group’s groundbreaking software has revolutionized the way that retailers and suppliers handle product in the supply chain,” said Jim Rao, President and CEO of Nexxus Group.  “We look forward to partnering with such an innovative company to significantly enhance our customers’ experience.”

Park City Group and Nexxus Groups’ customers include market leaders in the Grocery, Mass Merchant, Convenience, Discount and Specialty Retailer industries.

For more information visit www.parkcitygroup.com

For more information visit www.thenexxusgroup.com